CONTACTS	For: Emily Leverone
From: Matt Goldstein	Director of Investor Relations
DDCworks	Phillips Edison - ARC Grocery Center REIT II, Inc.
mgoldstein@ddcworks.com	eleverone@phillipsedison.com
Ph: (484) 342-3600	Ph: (513) 746-2595

FOR IMMEDIATE RELEASE

Phillips Edison - ARC Grocery Center REIT II, Inc. Acquires
Two Grocery-anchored Shopping Centers Adding Properties in Florida

CINCINNATI, OH, August 21, 2014 - Phillips Edison - ARC Grocery Center REIT II, Inc. (the “Company”) today announced the acquisition of two grocery-anchored shopping centers, Lake Washington Crossing and MetroWest Village. These acquisitions expand the Company’s portfolio to include the state of Florida.

Lake Washington Crossing is a Publix grocery store-anchored shopping center located in Melbourne, Florida, approximately 35 miles east of Orlando. Publix is the number one grocer based on market share in central Florida. Other national and regional tenants featured at the 118,698 square foot shopping center include Sally Beauty, Pizza Hut, KFC and H&R Block.

MetroWest Village is a 106,977 square foot grocery store-anchored shopping center located in Orlando, Florida. MetroWest Village is anchored by a Publix grocery store, the number one grocer based on market share in Orlando. Other national and regional tenants at the center include Marco’s Pizza, Subway, Pet Supermarket, GNC, Anytime Fitness, Weight Watchers and South Beach Tanning.

The Company has a robust acquisitions pipeline managed by its national, in-house acquisitions team to continue to identify high quality grocery-anchored shopping centers diversified by grocer, geography, tenancy, lease expirations and creditworthiness.

About Phillips Edison - ARC Grocery Center REIT II, Inc.
Phillips Edison - ARC Grocery Center REIT II, Inc. is a public non-traded real estate investment trust that seeks to acquire and manage well-occupied grocery-anchored neighborhood shopping centers having a mix of national and regional retailers selling necessity-based goods and services, in strong demographic markets throughout the United States. The Company is co-sponsored by two industry leaders: Phillips Edison & Company, which has acquired over $3.25 billion in shopping centers throughout the United States, and AR Capital, LLC, a real estate investment program sponsor dedicated to governance best practices. For more information on the Company, please visit the website at www.grocerycenterREIT2.com.

[This press release contains forward-looking statements about our business, including, in particular, statements about our plans, strategies and objectives. You can generally identify forward-looking statements by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue” or other similar words. You should not rely on these forward-looking statements because the matters they describe are subject to the factors detailed under Risk Factors in our most recent Form 10-K and subsequent Form 10-Qs on file with the Securities and Exchange Commission as well as other known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our actual results, performance and achievements may be materially different from that expressed or implied by these forward-looking statements.]
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